
ATTN: GRANITE REIT UNITHOLDERS

Opportunity to Unlock Significant Value at Granite REIT

SANDPIPER GROUP

FRONTFOUR CAPITAL GROUP LLC

May 2017

Disclaimer

SANDPIPER GROUP

FRONTFOUR CAPITAL GROUP LLC

IMPORTANT NOTICE REGARDING FORWARD-LOOKING STATEMENTS & DISCLAIMER

The data, information and opinions contained herein (collectively, the "**Information**") is for general informational purposes only and is not tailored to specific investment objectives, the financial situation, suitability, or particular need of any specific person(s) who may receive the Information, and should not be taken as advice in considering the merits of any investment decision. The views expressed in the Information represent the views and opinions of FrontFour Capital Group LLC and its affiliates (collectively, "**FrontFour**") and Sandpiper Group and its affiliates (collectively, "**Sandpiper**") whose opinions may change at any time and which are based on internal analyses of FrontFour and Sandpiper, as informed by publicly available information with respect to Granite Real Estate Investment Trust ("**Granite**") or other issuers that FrontFour and Sandpiper consider comparable, and from other third party reports. Unless expressly stated otherwise, any opinions expressed herein are opinions of FrontFour and Sandpiper held as of the date appearing in the Information. FrontFour and Sandpiper disclaim any obligation to update or supplement the Information contained herein, except as required by law. Unless otherwise indicated, financial information and data used herein have been derived or obtained from public disclosure and filings made by Granite or other issuers that FrontFour and Sandpiper consider comparable, and from other third party reports.

Except for any historical information contained herein, the matters addressed herein contain forward looking statements that involve certain risks and uncertainties. Readers should be aware that actual results could differ materially from those contained in the forward looking statements. FrontFour and Sandpiper do not assume any obligation to update or supplement the forward looking statements contained in the Information except as required by law. FrontFour and Sandpiper have not sought or obtained consent from any third party for the use herein of previously published information. Any such information should not be viewed as indicating the support of such third party for the views expressed herein.

Although the Information contained herein has been obtained from sources believed to be reliable, FrontFour and Sandpiper do not guarantee the accuracy, completeness or fairness of such Information. FrontFour and Sandpiper have relied upon and assumed, without independent verification, the accuracy and completeness of all data and information available from public sources. No warranty is made that any of the Information contained herein, whether derived or obtained from filings made with a regulator or from any third party, is accurate. FrontFour and Sandpiper shall not be responsible for, and expressly disclaim, any liability for any misinformation contained in any regulatory filing or third party report.

There is no assurance or guarantee with respect to the prices at which any securities of Granite will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections, pro forma information and potential impact of the proposals and plans set forth herein are based on assumptions that FrontFour and Sandpiper believe to be reasonable, but there can be no assurance or guarantee that actual results or performance of Granite will not differ, and such differences may be material.

FrontFour and Sandpiper, including any of their respective members, partners, directors, employees, contractors, consultants, clients and/or investors, currently hold a substantial amount of units of Granite. Reference is made to the securities filings made from time to time by FrontFour and Sandpiper pursuant to applicable securities laws. FrontFour and Sandpiper may, from time to time, sell all or a portion of such units of Granite in open market transactions or otherwise (including via short sales), buy additional units (in the open market, through privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such units. FrontFour and Sandpiper also reserve the right to take any actions with respect to their investment in Granite as they may deem appropriate, including, but not limited to, communicating with management of Granite, the board of trustees of Granite, and other investors. FrontFour and Sandpiper shall have no obligation to inform any person about any of their respective historical, current and future trading activities. Neither these materials nor anything contained herein is intended to be, nor should it be construed or used as, investment, tax, legal or financial advice, an opinion of the appropriateness of any security or investment, or an offer, or the solicitation of any offer, to buy or sell any security or investment discussed herein or any security in any jurisdiction in which such an offer would be unlawful under the securities laws of such jurisdiction.

Our Perspective on Granite

SANDPIPER GROUP

FRONTFOUR CAPITAL GROUP LLC

We view Granite REIT as a high-quality global portfolio of industrial assets with tremendous long term potential to become a Canadian real estate champion. Today, industrial real estate is one of the most sought-after asset classes with quality product trading below 6% on a cap rate basis globally.

Granite, with a quality portfolio and an A- rated primary tenant, continues to trade at an 8% cap rate. This represents a substantial discount to its underlying asset and intrinsic value, despite recent unit price performance.

The question is, why?

We believe the answer is simple: a clear lack of execution and a misunderstood asset base.

Over the last 5 years, Granite's Board has failed to achieve its own long term strategic objectives of balance sheet utilization, tenant diversification, and expense reduction. Over that same period, the Trustees have overseen and approved the highest board compensation and relative G&A expenses in the REIT space.

There is an inherent contradiction in the messaging from a Board and management team that now preaches the virtues of inaction and patience while managing a long duration, triple net lease portfolio with the highest relative cost structure in the Canadian REIT space.

We believe we can close this value gap and be a catalyst for positive long term change by enhancing leadership and taking definitive action with unitholder support.

Zachary George & Samir Manji – ***Fellow Unitholders***

Table of Contents

SANDPIPER GROUP

FRONTFOUR CAPITAL GROUP LLC

Note: All figures in in C$MM's unless otherwise stated. Priced as at April 26, 2017 (the "unaffected" date)

SANDPIPER GROUP FRONTFOUR CAPITAL GROUP LLC

A. Executive Summary

Executive Summary
Introduction

- **Granite Real Estate Investment Trust ("GRT" or "Granite") is the largest industrial REIT in Canada**
  - $2.3B equity market capitalization
  - 92 industrial properties in Canada, the U.S. & Europe (~30 million sq. ft.)
  - Magna International Inc. remains the primary tenant at 78% of ALP
- **FrontFour and Sandpiper collectively own ~6.2% of Granite's outstanding units. We believe Granite:**
  - Represents a best-in-class portfolio of highly sought after global industrial assets
  - Provides the opportunity to build a Canadian based global industrial champion
- **However, Granite trades at a substantial discount to its intrinsic and underlying asset value**
  - Has historically traded within a $35-$45 range since its 2013 REIT conversion
  - We believe fair value for GRT is $60+ per unit
- **Our view is that this discount is the direct result of (i) a misunderstood asset base, (ii) strategic failures, and (iii) a loss of confidence in management and the Board**
  - Despite high-quality industrial properties our portfolio is trading at an 8.0%+ cap rate…why?
  - Continued failure to utilize GRT's balance sheet and grow the portfolio
  - Continued failure to reduce G&A and Board compensation
  - Growing concern over management and the board's inability to achieve stated objectives
- **We believe a change in leadership style and strategic approach is required at Granite**

WE INTEND TO NOMINATE HIGHLY-QUALIFIED INDEPENDENT TRUSTEES WITH (I) CONSIDERABLE REAL ESTATE EXPERIENCE, AND (II) A FOCUS ON UNLOCKING VALUE FOR ALL UNITHOLDERS

Executive Summary
Time For Strategic Change & Execution

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

- **Granite Has Been Plagued By Inaction Since Its 2011 Reorganization**
  - Failure to meet key stated objectives outlined in 2011 strategic plan
  - Net IPP acquisition spend of only $117MM since 2011
  - Failed strategic review in 2015

- **Excessive G&A Load & Board Compensation For A Predominantly Single Tenant Portfolio**
  - Spend ~$30MM per year on G&A, notwithstanding little to no acquisition activity
  - Have preached the virtue of "patience" for 5 years, while spending $143MM in G&A
  - Board compensation is the highest in the Canadian REIT sector

- **Failure to Address Sub-Optimal Capital Structure**
  - Guided to optimal "leverage" of 40% for 5 years (currently 17% net debt/ EV)
  - Utilizing this debt capacity would have been highly accretive
    - Would add ~$0.63 to per unit AFFO today (19% increase)
    - $8.80+ of unit price value at a 14.0x multiple

- **Trading at a Substantial Valuation Discount For A Global Industrial Real Estate Portfolio**
  - Current portfolio trading at an 8.0%+ implied cap rate ($95 PSF) – **Why?**
  - After residential, industrial is the most highly sought-after asset class today
  - Private market valuation closer to 6.50% or ~$60+ per unit

OUR VIEW IS THAT THE CURRENT DISCOUNT IS A REFLECTION OF GRT'S INERTIA, ITS FAILURE TO MEET LONG TERM STRATEGIC OBJECTIVES, AND GENERAL COMPLACENCY REGARDING ITS VALUATION

A Mispriced Best-in-Class Global Industrial Platform with the Opportunity to Be More



- **Significant GTA and Northeastern U.S. exposure**
  - Long-term lease profile (7-yr WALT)
- **Magna credit "risk" mispriced**
  - A- rated (S&P), US$4B EBITDA business
  - 2025 bonds trading at 3.32% YTM
  - Very rare for even the best quality industrial to have a credit tenant like Magna
  - Magna "lease risk" significantly mitigated with October 2016 extensions
- **Industrial real estate is highly sought after today**
  - GTA "B" industrial trades between 5.75% to 6.50%*
  - U.S. industrial continues to tighten (sub 6.50%)*
  - Majority of European markets also sub 6.0% cap rates for prime industrial*
  - Best CAD comparable (PIRET REIT) trading at a 5.9% implied cap rate
- **GRT's portfolio trading at an 8.0%+ implied cap rate**

* Based on most recent brokerage reports (Cushman Wakefield, JLL, CBRE)

HIGH QUALITY INDUSTRIAL PORTFOLIO TRADING AT AN 8.0% CAP RATE

Executive Summary
Our 5-Step Action Plan

SANDPIPER GROUP FRONTFOUR CAPITAL GROUP LLC

1. **Re-Set Board Structure and Compensation**
   - Immediately add core real estate expertise to the Board to increase effectiveness
   - Bring Board compensation in-line with peer averages
   - Eliminate aggressive "strategic review" fees

2. **Reduce G&A Cost Structure**
   - Cut G&A by $10.0MM - 12.5MM, would still be >2.0x more than relevant peer (PIRET REIT)

3. **Address Inefficient Capital Structure**
   - Use leverage capacity to unlock value, substantially grow FFO/AFFO, reduce tenant concentration risk
   - Focus on debt markets for lowest cost of financing (EUR currently)

4. **Re-Focus on Capital Allocation**
   - Explore strategic sale of a single special purpose property (**"SPP"**) at private market valuation
   - Immediately sell GTA based Magna or non-Magna asset at aggressive cap rate to demonstrate value
   - Pursue large portfolio and public Canadian / U.S. / European REIT consolidation opportunities

5. **Educate Unitholder Base on the Quality of Portfolio & Industrial Valuation Parameters**
   - Need to demonstrate / pound the table on value
     - Best-in-class Canadian industrial trading at cap rates of 5.0% to 6.0% (even <5.0%)
     - Special purpose Magna properties are misunderstood and mispriced
     - Recent Magna lease extensions have increased portfolio value

OUR 5-STEP ACTION PLAN WOULD RESTORE CONFIDENCE & FOCUS ON CLOSING THE VALUATION GAP

Fair Value for Granite is $60+ Per Unit (Using An NAV Build-Up Approach)

NAV Calculation (December 31, 2016 B/S)	LOW	HIGH
Cap Rate	6.75%	6.25%
2016 Adj. NOI*	$222	$222
Property Portfolio Value	**$3,289**	**$3,552**
Vacant & Development	52	52
Total IPP and Property Assets	**$3,341**	**$3,604**
Working Capital & Other	(52)	(52)
Non-Controlling Interest	(2)	(2)
Cash	246	246
Debt	(650)	(650)
U.S. Acquisition Costs	(72)	(72)
Equity NAV	**$2,811**	**$3,074**
Stapled Units Outstanding	47.12	47.12
DSU's / SUP's Outstanding	0.23	0.23
Total	**47.35**	**47.35**
NAV / Unit	**$59.37**	**$64.93**

* Based on 12/31/2016 in-place ALP adjusted for U.S. acquisitions, estimated non-recoverable operating expenses and contractual rent increases

NAV Calculation (December 31, 2016 B/S)				LOW END
Segmented	NOI	Cap Rate	PSF	Value
SPECIAL PURPOSE*	$114	7.08%	$122	$1,614
CANADA	$33	6.25%	$111	525
U.S.	$41	6.50%	$108	636
AUSTRIA	$7	6.75%	$66	97
GERMANY	$13	6.25%	$104	214
NETHERLANDS	$9	6.25%	$104	150
OTHER	$4	8.25%	$74	52
Total	**$222**	**6.75%**	**$112**	**$3,289**
Vacant & Development				52
Working Capital & Other				(52)
Non-Controlling Interest				(2)
Cash				246
Debt				(650)
U.S. Acquisition Costs				(72)
Equity NAV				**$2,811**
Stapled Units Outstanding - Diluted				47.35
NAV / Unit				**$59.37**

* Includes Jan/17 acquisition of 2 SPPs in the U.S.
NOI allocation based on best available public disclosure

- **6.25%-6.75% cap rate range indicative of actual asset quality, 7-yr weighted average lease term, & private market values**
- **$112 CAD PSF valuation still very conservative and well below its nearest comparable, PIRET REIT @ $134 CAD PSF**

BOTH A BLENDED CAP RATE & SEGMENTED APPROACH SUGGEST THAT FAIR VALUE IS $60+ PER UNIT

Executive Summary
View On Entity Value - A "Public Market" Approach

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

A Clear Public Market Path to $60+ Per Unit As Well – Rare Actionable Steps Available to a New Board

Comparables	Market Cap.	Equity Yield	P / AFFO 2017	P / AFFO 2018	AFFO CAGR	Net Debt / EV	Implied Cap.
Dream Industrial REIT	$667	8.2%	10.2x	10.0x	3.7%	56%	7.5%
Pure Industrial REIT	**$1,750**	**4.8%**	**15.8x**	**15.1x**	**9.3%**	**37%**	**5.9%**
WPT Industrial REIT (US$)	**$540**	**5.8%**	**15.2x**	**14.0x**	**5.3%**	**38%**	**6.6%**
Canadian Peer Average		**6.3%**	**13.7x**	**13.1x**	**6.1%**	**44%**	**6.7%**
Terreno	$1,497	2.6%	27.9x	25.6x	18.6%	21%	4.8%
Rexford Industrial	$1,711	2.3%	26.5x	23.9x	9.2%	22%	4.7%
STAG Industrial	$2,113	5.3%	15.7x	14.8x	6.7%	31%	6.5%
Eastgroup	$2,603	3.1%	19.8x	18.8x	2.2%	30%	5.7%
First Industrial	$3,433	3.0%	19.7x	18.5x	2.7%	28%	6.5%
Prologis Inc	$28,978	3.2%	20.2x	19.2x	5.1%	25%	5.5%
Duke Realty Corp	$9,941	2.8%	21.9x	20.3x	6.1%	23%	5.3%
American Peer Average		**3.2%**	**21.7x**	**20.2x**	**7.2%**	**25%**	**5.6%**
Granite REIT	**$2,300**	**5.4%**	**14.7x**	**14.0x**	**4.7%**	**17%**	**8.0%**
Granite REIT - G&A Adj.	**$2,300**	**5.4%**	**13.8x**	**13.2x**	**7.8%**	**17%**	**8.0%**

- GRT is currently trading at **14.7x 2017E** AFFO multiple
- Trading at an implied **12.4x 2017E** AFFO multiple based on AFFO adjusted for acquisition capacity

Source: *Thomson Reuters, Public Disclosure, Analyst Research*
Note: *AFFO CAGR is from 2016 to 2018*

- **GRT is trading at a discount to best CAD industrial "peers" and every U.S. comp**
  - 8.0% implied cap rate well above CAD/U.S. peers
- **Proforma unit price of $60.33 if you simply apply a 14.0x multiple to AFFO contribution from our forecasted G&A savings and 100% debt financed new acquisitions**

1. **Last Trade**			**$48.57**
2. G&A Savings - *$10MM of G&A* - *Adds $0.21 to AFFO per unit* - *@ 14.0x multiple*		=	$2.94
3. Accretive Acquisitions - *$1B of Acquisitions* - *6.50% acquisition cap rate* - *Adds $0.63 to AFFO per unit* - *Assume 14.0x multiple*		=	$8.82
4. **Proforma Unit Price**		=	**$60.33**

ADDRESSING G&A & UTILIZING B/S CAPACITY WILL ALSO DRIVE UNIT PRICE CLOSER TO $60+ PER UNIT

SANDPIPER GROUP FRONTFOUR CAPITAL GROUP LLC

B. Performance in Context

Performance In Context

Unit Price Has Been Range Bound Since Conversion

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

Prior to FrontFour and Sandpiper's involvement, GRT had been range bound since its REIT conversion in 2013



$50.00
$45.00
$40.00
$35.00
$30.00
$40 Unit Price
$40 Unit Price
Jan-13 Apr-13 Jul-13 Oct-13 Jan-14 Apr-14 Jul-14 Oct-14 Jan-15 Apr-15 Jul-15 Oct-15 Jan-16 Apr-16 Jul-16 Oct-16 Jan-17 Apr-17

- **GRT has traded within a $35-$45 range since its 2013 REIT conversion**
  - Prior to FrontFour and Sandpiper's involvement, Granite was trading close to $40
  - GRT was also trading at ~$40 post-REIT conversion in early 2013
- **Recent unit price increase combination of FrontFour and Sandpiper buying, strength in industrials and F/X strength**
  - GRT is up 15% since October 31, 2016 (8% since start of 2017)
  - FrontFour/Sandpiper have been ~20% of the volume since January 1, 2017

FRONTFOUR & SANDPIPER HAVE BEEN A KEY FACTOR IN RECENT UNIT PRICE PERFORMANCE

Performance In Context
Failure To Achieve Key Strategic Goals

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

Management and the Board have failed to meet their own objectives over the last 5 years

Goals	Stated Objective	Outcome	Commentary
G&A	8% - 10% of ALP	FAIL	***13% in 2016***, *with ~$30MM of G&A between 50 employees. GRTs costs are the highest in the peer group when considering its asset size*
Leverage	40% - 50%	FAIL	*Currently at* ***17% net debt / EV*** *well below target and GRT currently has ~$175MM of net cash on the balance sheet*
Tenant Concentration	<50%	FAIL	*Single tenant represents* ***78% of ALP***
NCIB	Up to 10% of Public Float	FAIL	*Through the end of 2016* ***no units were repurchased****, despite multiple Trustee purchases and significant cash available*

FAILED STRATEGIC REVIEWS HAVE WEIGHED ON UNIT PRICE PERFORMANCE

Performance In Context
And GRT Has Underperformed Peers

SANDPIPER GROUP
FRONTFOUR CAPITAL GROUP LLC

3 Year Price Performance



U.S. Peers*
PIRET
Granite (TSX)
TSX
TSX/REIT
Granite (N)
DREAM IND
47%
32%
16%
Primarily Since October 31, 2016 (15%)
8%
1%
(6%)
(9%)

Price Performance Since Start of 2016



PIRET
U.S. Peers*
Granite (N)
Granite (TSX)
TSX
DREAM IND
TSX/REIT
49%
37%
30%
28%
20%
19%
14%

*U.S. Peers include Terreno, Rexford Industrial, STAG Industrial, Eastgroup, First Industrial, Prologis Inc, Duke Realty Corp (simple average calculation)

WHY HAS GRANITE UNDER-PERFORMED ITS INDUSTRIAL PEERS?

Source: Thomson Reuters

Performance In Context

Positive C$ Unit Price Performance Driven Largely By F/X

SANDPIPER GROUP FRONTFOUR CAPITAL GROUP LLC

Any Positive Price Performance Largely Influenced By F/X (US$) Performance



175
150
125
100
75
50
Indexed to 100 as of 12/30/2011
US$ and C$ Ticker Trading in-line
Given Majority of Assets are Outside of Canada, F/X drives C$ performance
GRT US$ Listing Reflects F/X Flat Performance Since 2013 Conversion
Dec-11
Mar-12
Jun-12
Sep-12
Dec-12
Mar-13
Jun-13
Sep-13
Dec-13
Mar-14
Jun-14
Sep-14
Dec-14
Mar-15
Jun-15
Sep-15
Dec-15
Mar-16
Jun-16
Sep-16
Dec-16
Mar-17
USD
EUR
GRT-C$
GRP-U$

Source: Thomson Reuters, Bank of Canada

GRT US$ LISTING REFLECTS FX NEUTRAL PERFORMANCE SINCE 2013 REIT CONVERSION

Performance In Context
Minimal Real Growth in ALP Since 2011

SANDPIPER GROUP
FRONTFOUR CAPITAL GROUP LLC

Favorable Currency Moves Have Driven 58% of Net ALP Growth Since 2011…



2011 - 2016 ALP Evolution
$250
$225
$200
$175
$150
$183
$28
$16
$7
($39)
$2
$20
$217
$197
1.5%
5-Year
CAGR
Over 5 Years Management Managed to Add Only $14MM of ALP
(~1/2 of what they spend in 1 year on G&A)
Starting 2011 ALP
Acquisitions
Contract Rent Adj.
Completed Projects
Disposals & Vacancies
Renewals / Releasing
Fx
Ending 2016 ALP
Fx Adj. ALP

FX IMPACT REPRESENTS THE BULK OF ALP GROWTH

SANDPIPER GROUP FRONTFOUR CAPITAL GROUP LLC

C. Mismanaged Cost Structure

Mismanaged Cost Structure
Current G&A Load is Excessive

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

At ~$28MM of G&A Expenses, GRT spends close to 1% of its asset base on G&A



$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
-
Total Assets
120 bps
100 bps
80 bps
60 bps
40 bps
20 bps
-
G&A as % of Total Assets
96 bps
RioCan
H&R
Choice
CT REIT
Crombie
Granite
Pure Industrial
Total Assets
G&A as % of Total Assets

- **Granite spends close to 1% of its asset base on G&A (96 bps)**
  - Peer average = 30 bps
  - Predominantly single tenant portfolio with one primary relationship
  - **Pure Industrial REIT = 32 bps**
- **Granite has been inactive and failed to utilize balance sheet capacity, but spends 3.5x more than PIRET REIT's $8.0MM – How is this possible?**

G&A - 2016	(C$MM)
RioCan	$52
H&R	$30
Choice	$28
Granite	**$28**
Crombie	$16
CT REIT	$10
Pure Industrial	$8

Source: Company disclosure, as of Q4/2016
Note: PIRET REIT is a large $1.8B market cap cross-border industrial REIT

EXCESSIVE & UNEXPLAINABLE G&A LOAD FOR A PREDOMINANTLY SINGLE TENANT PORTFOLIO

Mismanaged Cost Structure
A Continued Failure to Address G&A Costs

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC



Historical and Potential G&A
(in $000's)
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
-
$28,061
$28,317
$27,960
$28,113
$18,000-
$20,000
Historical Target
8-10% of ALP
2014
2015
2016
Average
Target
Other
Unit-based compensation (trustee / directors in 2014)
Trustee/director fees and related expense
Audit, legal & consulting
Salary, Benefits and Severance

- **Management committed to reducing G&A to 8% -10% of ALP as part of the 2011 strategic plan**

  *"We have a strong commitment, [as per the strategic plan], **a very unwavering commitment to bring that to 10% G&A as a percent of our ALP.** We're going to do that through growth on the revenue side…." **CEO, Q4/12 CC***

- **G&A as a % of ALP was 13% in 2016**
  - 50 employees (0.54/property vs. 0.27 for peers*)
  - 2 heads of real estate (not necessary)
  - 3 VPs of construction (not necessary)
  - Salary / unit comp was $325k per employee
  - Head office located in opulent space in downtown Toronto office building

- **We have a preliminary view on G&A costs and believe there is significant scope for reduction**
  - Suburban Toronto office space
  - Optimize headcount to meet actual need
  - Streamline comp / employee
  - Significant reduction in Trustee fees

GIVEN OUR EXPERIENCE AS PUBLIC COMPANY OPERATORS, G&A BETWEEN $18MM-$20MM IS ACHIEVABLE

* Pure Industrial & Choice Properties REIT

Mismanaged Cost Structure
Highest G&A Cost Platform Among REIT Peers

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

Highest G&A as a % of Assets Among Its REIT peers, Notwithstanding a Predominantly Single Tenant Portfolio


G&A as % of Assets
1.0%
0.9%
0.8%
0.7%
0.6%
0.5%
0.4%
0.3%
0.2%
0.1%
Granite
DRG
PLZ
WIRu
DIR
NWH
SRTu
CRR
REI
REF
AAR
CHP
SRU
AX
D
HR
CRT
CUF
AP
MRT


G&A as % of NOI
17.0%
15.0%
13.0%
11.0%
9.0%
7.0%
5.0%
3.0%
1.0%
DRG
PLZ
Granite
WIRu
NWH
SRTu
DIR
REI
REF
AAR
CRR
CHP
SRU
AX
AP
CRT
CUF
HR
D
MRT

DESPITE HAVING INTERNALIZED MANAGEMENT GRANITE BENCHMARKS POORLY TO ITS PEER GROUP

Note: Based on 2016 year-end public disclosure for each Company.

Mismanaged Cost Structure

Highest Board Compensation in REIT Space

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

Gross compensation is staggering, BUT even removing massive 2015 strategic review fees, GRT's average Trustee and Chairman compensation was $222k and $315k, respectively – still the highest in the REIT universe and higher than RioCan REIT, a ~$9B market cap company


$700,000
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
-
Trustee & Chairman Comp
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
-
Market Capitalization ($MM)
REI
HR
CHP
SRU
REF
AP
CRT
CUF
Granite
D
CRR
AX
AAR
DRG
NWH
MRT
WIRu
DIR
HOT
SRTU
PLZ
Market Capitalization
Chairman
Trustee

Source: Latest Peer Company disclosure, Thomson Reuters

BOARD COMPENSATION THE HIGHEST OF ANY TSX REIT ISSUER – ONLY A $2B MARKET CAP COMPANY

Reflects latest available disclosure (2015 for Granite REIT). Reflects average total compensation (including non-cash) of those trustees who performed for a complete year.

D. Poor Balance Sheet Management

*"By increasing financial leverage to **40% to 50%** of total capital, the Company believes it can benefit from a lower blended cost of capital, provide some natural hedging against currency fluctuations, and efficiently pursue its accretive diversification strategy"*

October 2011 – *Strategic Plan Press Release*

Poor Balance Sheet Management
Failure to Utilize Significant Debt Capacity

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

Granite has failed to deploy its significant debt capacity despite <u>continuing to state intentions</u> to do so



GRT Capital Stack
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Market Value of Equity $2,300MM
CAD Industrial REIT Comp Average ~45%
Net Debt of $457MM
Total Debt of $661MM
GRT Net Debt / EV 17%

As of 12/31/2016 adjusted for U.S. acquisition

Commercial REIT Comparables – Leverage*:

- Artis REIT = 55%
- Crombie REIT = 53%
- CREIT = 38%
- Choice Properties REIT = 42%
- PIREIT = 37%

Note: Total debt includes cross-currency interest rate swap liability.
* Represents net debt / EV (calculated using most recent balance sheet)

- **Remain significantly underleveraged today**
  - 17% net debt / enterprise value
  - Leverage well below REIT peers
- **No clear benefit from this "patient" low-leverage "strategy" being seen in current trading multiples**
- **Canadian industrial REIT peer group operating closer to 45% leverage on a debt / EV basis**
- **$1B of debt capacity @ 40% debt / EV**
  - Sub 3.50% cost-of-debt in unsecured market
  - Lower cost of debt if swapped to EUR
- **100% debt financed acquisitions would have been highly accretive to FFO and AFFO**
- **Company has publicly claimed no impairment to credit ratings by leveraging up**
  - Baa rated range of **(i)** <50% Debt / Gross Assets, and **(ii)** <6.0x Net Debt to EBITDA

UTILIZING DEBT CAPACITY WOULD <u>HAVE DRIVEN SIGNIFICANT VALUE CREATION</u> & IMPROVED COST OF CAPITAL

A Lack of Execution Has Cost Unitholders:

- **Lost opportunity to mitigate tenant concentration risk – diversification would have created value**
- **$500MM of additional property acquisitions at the start of 2014 @ 7.00% cap rate would have added approximately $20MM to AFFO annually by 2016 without issuing any equity**
  - 100% leveraged transactions
  - 1/3 CAD, 1/3 USD, 1/3 EUR exposure
  - 50 bps cap rate compression (Q4/13 to Q4/16)
  - 1.5% annual rent inflation

Cost of Inaction To Unitholders			
Assumptions - January 1, 2014		**FCF / Fair Value Implications**	
Acquisition Cost - C$	**$500**	2016 NOI - C$	$38.4
Cap Rate	7.0%	2016 Y/E Cap Rate	6.50%
Going in NOI - C$	$35.0	**Fair Value - Y/E 2016**	**$591**
Annual Inflator	1.5%	Exit Debt - C$	(500)
Cost of Debt - C$	3.75%	**Incremental Equity Value**	**$91**
Incremental AFFO - C$		Incremental Equity Value	$91
2014	$13.8	3 Years of AFFO - C$	52
2015	$18.2	**Foregone Unitholder Value**	**$143**
2016	$19.7	**Value per Unit**	**$3.02**

Note: Large increase in AFFO from 2014 to 2015 is due to weakening CAD$ during that period

THE COST OF INACTION TO UNITHOLDERS SINCE 2014 HAS BEEN OVER $140MM OF FCF AND FAIR VALUE GAINS

Poor Balance Sheet Management

Flawed Thinking and Calling Cyclical Peaks

SANDPIPER GROUP FRONTFOUR CAPITAL GROUP LLC

Mgmt & Board's Latest Rationale For Not Buying – "We Are At The Top-of-the-Cycle in Many of Our Markets"

– Q4/2016 Conference Call

- For years, management spoke about aggressively buying **"as much as we can"** and every quarter we heard management talking about pricing continuing to get more and more expensive
- **This begs a few questions:**
  - Why didn't current leadership buy as much as possible well BEFORE the peak of the cycle?
  - How much market expertise can we attribute to a team that has yet to show an ability to execute?
  - If the cycle rolls over, where will GRT units trade?
  - Why is current leadership best suited to take advantage of stress/distress given their demonstrated long term inability to deploy capital?

Our thoughts on the top-of-the-cycle mentality:

- World class real estate investors can find opportunity throughout market cycles
- No guarantees that industrial real estate is at a cyclical peak
- If we enter a cyclical downturn, GRT's cost of capital/relative accretion opportunities will NOT improve
- Portfolio diversification will help GRT if the cycle is about to enter a downturn
- If management is calling a market top, why hasn't GRT's bloated cost structure been addressed?

If current leadership is really calling the top of the cycle, shouldn't the Board be looking to sell the portfolio?

WE ARE CONCERNED THAT A TOP-OF-THE-CYCLE MENTALITY WILL FURTHER DETER POSITIVE ACTION

Poor Balance Sheet Management

Material Impact of 100% Leveraged Acquisitions

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

$1 Billion of 100% Debt Financed Acquisitions Would Be Highly Accretive to GRT's FFO / AFFO

GRANITE REIT - ACQUISITION ANALYSIS
(in $MM where applicable)

	Current	Transaction	Pro-Forma
EV / Purchase Price	$2,788	$1,000	$3,788
Total Debt	$661	$1,000	$1,661
Cash	(174)	-	(174)
Net Debt	$487	$1,000	$1,487
Net Debt / Capital	17.5%	100.0%	39.2%
2017E EBITDA	$184	$65	$249
Net Debt / EBITDA	2.6x	15.4x	6.0x
Proforma Units Outstanding	47.4	-	47.4
2017E AFFOPU	$3.30	$3.30	$3.30
AFFO	$156	$65	$221
less: PF Interest		(30)	(30)
less: CapEx & Other		(5)	(5)
PF 2017E AFFO	$156	$30	$186
PF 2017E AFFOPU			$3.93
Accretion / (Dilution) - $			$0.63
Accretion / (Dilution) - %			19.2%

1. AFFOPU estimates as per Thomson Reuters.
2. Transaction assumes $1B of new acquisitions funded 100% with new unsecured debt at 3.00%. CapEx & Other based on 50 bps of PP.
3. Total debt includes cross-currency interest rate swap liability.

- **$0.63 per unit of accretion (19%)**
  - 6.50% assumed cap rate
  - 3.00% debt funded in the unsecured market
  - Allows for distribution increases if desired
- **Would require ~40% Debt/EV**
  - Still below industrial peer group
- **Would right-size capital structure and allow GRT to materially diversify the tenant base immediately**
- **Increased size and tenant diversity will be welcomed by rating agencies and investors**
- **GRT should pursue large strategic & public company acquisitions in CAN, U.S. and Europe immediately**
  - Requires an experienced management team & Board focused on action
  - Should also consider REIT merger partners

UNPRECEDENTED OPPORTUNITY TO HAVE A SIGNIFICANT IMPACT ON AFFO PER UNIT

Poor Balance Sheet Management
Status Quo vs. Deploying Capital

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

Deploying Capital Will Unequivocally Create Value – Ability To Materially Raise Distributions



$4.10
$3.90
$3.70
$3.50
$3.30
$3.10
$2.90
$2.70
$2.50
2017E AFFOPU
Current DPU
$3.30
$2.60
$3.93
$3.10
+19%
Increase in Distributions Possible
(Same 79% Payout Ratio)
Status Quo
100% Debt Funded Acquisitions

- **Applying GRT's current 14.7x 2017E AFFO multiple to proforma AFFO ($1B of acquisitions) implies a $57.75 unit price**
  - Implied 12.4x multiple based on current $48.57 unit price and AFFO adjusted for acquisition capacity
  - Once tenant base is diversified and capital structure is optimized, multiple should re-rate to U.S. / EURO / CAD REIT comps
  - PIRET REIT, Granite's closest CAD REIT peer, now trading at 15.8x 2017E AFFO multiple
- **A distribution increase (unchanged payout ratio) would imply a unit price of $57.90 at the current 5.4% equity yield**
  - PIRET REIT trading at a 4.8% equity yield currently (76% payout on 2017E AFFO)
  - WPT trading at 5.8% yield (88% payout on 2017 AFFO)

HOW DO YOU RATIONALIZE NOT TAKING ADVANTAGE OF THIS OPPORTUNITY?

Note: AFFOPU estimates as per Thomson Reuters. Transaction assumes $1B of new acquisitions funded 100% with new unsecured debt at 3.00%, 6.50% cap rate

E. Our Perspective on Valuation

Our Perspective On Valuation

Granite's Current Valuation

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

Granite's Portfolio is Truly Cheap on Any Value Metric – 8.0% Implied Cap Rate, $95 CAD Implied PSF Value

Implied Cap Rate - IPP Portfolio (December 31, 2016 B/S)	Current	Unaffected
GRT - Unit Price	**$48.57**	**$44.50**
Diluted Units	47.4	47.4
Market Value	**$2,300**	**$2,107**
Cash	(246)	(246)
Debt	650	650
Other Adjustments	126	126
Implied IPP and Property	**$2,829**	**$2,637**
Vacant & Development	(52)	(52)
Property Portfolio Value	**$2,777**	**$2,585**
2016 Adj. NOI*	$222	$222
Implied Cap Rate	**8.0%**	**8.6%**

- **Trading at an 8.0% cap rate today**
  - Based on $222MM of forward NOI
  - 8.6% on $44.50 unaffected price (Oct/16)
- **Implied blended PSF value of only $95 CAD**
  - Even though 70% of value is in U.S/EUR $
  - Implies U.S. portfolio trading at US$70 PSF
  - Implies EUR portfolio trading at €62 PSF
  - PIRET trading at $134 CAD PSF

- **Unfortunately Granite's management has been complicit in guiding to these values**
  - Limited time invested by management in educating investor base on true value of assets
  - IFRS values have been slow to adjust to private market valuations
- **Magna's credit is being mispriced, and the special purpose assets are misunderstood**
- **Other REITs with single tenant concentration**

Loblaws = BBB	Choice = 5.7% implied cap
Canadian Tire = BBB+	CT REIT = 5.8% implied cap
Empire = BB+	Crombie = 6.3% implied cap
Magna = A-	**Granite = 8.0% implied cap**

WE BELIEVE THE GRANITE PORTFOLIO IS MATERIALLY UNDERVALUED

* Based on NLP in place as of 12/31/2016 adjusted for U.S. acquisitions, estimated non-recoverable operating expenses and contractual rent increases.

Our Perspective On Valuation
Implied Cap Rates in the CAD REIT Universe

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

The rest of the Canadian REIT Universe and Granite's peers trade at materially lower implied cap rates – Why?



8.0%
7.0%
6.0%
5.0%
Granite REIT = 8.0%
Represents Significant Opportunity to Increase Value
5.2%
5.6%
5.7%
6.3%
6.4%
6.5%
5.9%
6.6%
6.6%
7.5%
Multi-Residential
Office
Retail
Industrial
Retirement
Diversified
PIRET
Summit
WPT Industrial
Dream Industrial
Implied Cap Rates
Granite REIT

Source: *Analyst Estimates, as of April 21, 2017*

INFERIOR PORTFOLIOS WITH NON-CREDIT TENANTS TRADE TIGHTER THAN GRT'S 8.0% CAP RATE

Our Perspective On Valuation
The Magna Credit is Being Mispriced

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC



MAGNA CUSTOMER MIX
General Motors 20%
Fiat Chrysler 16%
Ford 15%
Daimler 12%
Volkswagen 10%
BMW 10%
Other 17%



MAGNA COST CONSIDERATIONS (US$)
~$37B
~$4B
~$125MM
Magna '17E Rev.
Magna '17E EBITDA
Granite '17E Rent from Magna
Rent Paid to Granite (and others) is Very Small Percentage Amount of Magna's Overall Cost Structure (~1% of CoG)

- **A leading global automotive supplier to the largest automobile manufacturers in the world with 312 manufacturing & 98 product dvlp, engineering and sales centres in 29 countries**
  - Leases 63 of GRT's 92 IPPs (78% of GRT's ALP)
- **Very strong covenant with an A- credit rating from S&P, A (low) from DBRS, and A3 from Moody's**
  - Higher credit rating than any other REIT in Canada that has one tenant >50% of Revenue
  - Very rare to have a credit of Magna's quality as a tenant in industrial assets
  - 2025 bonds trading at 3.32% YTM
- **Tenant in GRT's 12 SPPs – specifically designed with very unique features for Magna**
  - Magna has invested close to US$178 PSF into the SPPs, cost of moving to new facilities very expensive

MAGNA IS THE LEADING AUTOMOTIVE SUPPLIER IN THE WORLD – A VERY STRONG CREDIT TENANT

Our Perspective On Valuation

The Special Purpose Assets Are Misunderstood

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

The 12 Special Purpose Assets Are Critical To Magna's Ongoing Operation

SPP Portfolio	Location	Area (Acres)	Building (Sq. Ft.)	Last Renovated	Lease Maturity
Liebenauer Hauptstrasse 317	Graz, AT	144	3,830,075	2014	2024
Walter P. Chrysler Place 1	Graz, AT	53	1,106,594	2014	2024
Frank Stronachstrasse 1	Albersdorf, AT	38	806,673	2014	2029
Industriestrasse 35	Lannach, AT	36	802,029	2015	2022
1 Cosma Court	St Thomas, CA	85	1,155,476	2014	2032
331-333 Market Drive	Milton, CA	65	928,617	2014	2032
400 Chisholm Drive	Milton, CA	82	586,402	2014	2032
170 Edward Street	St Thomas, CA	25	340,055	2009	2032
111 Cosma Drive	Bowling Green, USA	133	938,378	2014	2032
120 Moon Acres Road	Piedmont, USA	87	852,288	2013	2032
1000 J. D. Yarnell Industrial	Clinton, USA	104	519,124	2014	2027
Jacob-Wolf Strasse 12	Oberthausen, GER	18	796,431	2012	2032
Total		868	12,482,142		

MAGNA'S GROWING DEMAND FOR SPACE

- Magna's demand for real estate is increasing as they recently secured significant growth with BMW & Jaguar (Magna Q4 /16 CC)
- Recently signed a 15-yr lease on 3rd party property in Graz to deal with this demand - bringing Jaguar I-Pace online in 2018
- At the Magna BAML Auto Summit, **CMO James Tobin** stated that Magna is **"at capacity at [their] plant in Graz now"** and "announced that [they] are putting in a satellite paint facility in Slovenia, which is 40km from [the] Graz operations.

- **12 special purpose industrial assets**
  - 12.7MM sq. ft. leased to Magna
  - IFRS value of **$1.35B**
  - 10.7-year weighted average lease term
  - 11 of 12 renovated within the last 5-yrs
  - >$10B of capital investment by Magna
- **Geographically dispersed**
  - Canada = 4 United States = 3
  - Austria = 4 Germany = 1
- **Graz is a key node for Magna**
  - 5MM sq. ft. of SPPs leased with GRT in Graz
  - Key node locked into global supply chain
  - Just signed 15-yr lease on 3rd party property
  - Now building a "satellite" facility in Slovenia given demand / capacity issues in Graz

Also, at the Magna BAML Auto Summit, BAML analyst John Murphy quoted Magna as "a Tier 0.5, where [they are] between a Tier 1 and an automaker", noting the company's potential to shift into being a manufacturer – demand for R/E space will only grow

GRAZ IS MISSION CRITICAL TO MAGNA, ACTUALLY NEED MORE CAPACITY – MAGNA IS NOT LEAVING THE SPPS

Our Perspective On Valuation

The Special Purpose Assets

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

The Special Purpose Assets Are Badly Mispriced In the Public Market – Value Well In Excess of $1.5B

Special Purpose Facility Valuation	Lease	Rent ($MM)
Contractual Magna Cash Flow		
2017 Annual Lease Payment	$8.55	$108.4
2018 Annual Lease Payment	$8.63	$109.5
2019 Annual Lease Payment	$8.72	$110.6
2020 Annual Lease Payment	$8.81	$111.7
2021 Annual Lease Payment	$8.89	$112.8
2022 Annual Lease Payment	$8.98	$106.7
2023 Annual Lease Payment	$9.07	$100.6
2024 Annual Lease Payment	$9.16	$59.9
2025 Annual Lease Payment	$9.26	$56.7
2026 Annual Lease Payment	$9.35	$57.3
2027 Annual Lease Payment	$9.44	$53.0
2028 Annual Lease Payment	$9.54	$46.4
2029 Annual Lease Payment	$9.63	$46.2
2030+ Annual Lease Payment	$9.73+	$125.2
		$1,205.0
Net Present Value	$884	
Discount Rate	5.00%	
2 Graz Properties - 10yr Ext.	$278	
Total NPV	$1,162	
IFRS Value	$1,350	
Residual Value - PSF Average	$30.00	
Residual Value	$380	28% of IFRS
Implied Value / Acre	$0.439	
NPV + Residual Value	$1,542	

- **IFRS value of $1.35B (8.03% Cap Rate)**
- **Contractual cash flow = $1.2B (almost 90% of IFRS)**
  - Assumes starting NOI PSF of $8.55
  - Cash flow "certainty" given Magna credit
- **NPV of contractual cash flow = $884MM**
  - 5.0% discount rate (Magna 2023 bonds = 3.32% yield)
  - Represents 65% of IFRS Value
- **Magna renewing only the 2 Graz assets in 2024 (a new 10-yr deal), would add an additional $278MM to the NPV**
  - Recently signed a new 15-yr lease in Graz with 3rd party
  - Running out of capacity quickly in Graz
  - Increases Magna "exposure" to 86% of IFRS Value
- **$30 PSF residual value assumption very reasonable**
  - $380MM "residual value" if Magna vacates every building
  - Only 28% of current IFRS Value
  - This is a CAD$ figure (US$22 PSF, €15 PSF)

Note: As of Dec. 31, 2016. Analysis excludes the Jan/17 acquisition of the 2 special purpose property expansions in the U.S. for CAD$72.1MM

HIGHLY IMPROBABLE THAT MAGNA DECIDES TO VACATE EVERY SPP AT THE END OF RESPECTIVE LEASE TERM

Our Perspective On Valuation

Disconnect Between GRT's Valuation & Private Market

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

A Real Disconnect Between Granite's Valuation & Private Market Industrial Valuation Parameters

Region	Cap Rates
Canada (CBRE) Q1/2017	Canada Industrial A - **5.63%** Industrial B - **6.72%** Toronto Industrial A - 4.25% - 4.75%; Industrial B - **5.75% - 6.50%**
U.S. (JLL / CBRE) Q4/2016	U.S. Investment Cap Rate Industrial Avg.- 4.90% (JLL) Class A - **5.35%** (CBRE)
Europe (Cushman Wakefield / CBRE) Q4/2016	Germany Industrial - 5.20%-**5.60%** Netherlands Industrial - 5.25%-**5.75%** Poland / Czech Republic Industrial - 6.25%-**7.50%** Austria Industrial - **5.75%** (CBRE)

- **FrontFour and Sandpiper recently toured the 40 CAD properties with an active industrial buyer**
  - Consensus was GRT's non-SPP properties would easily trade at a sub 6.50% cap rate, with a number of the assets < 6.00%
- **Industrial Property Cap Rates in the U.S. are in the 4.9%-5.35% range for Class A**
  - "Nationally, Class A industrial assets across almost all U.S. markets continued to test or exceed JLL observed ranges" – JLL
  - Public U.S. Industrial REITS trading at 5.0% - 6.0% implied cap rates
- **Industrial Property Cap Rates in EUR have ranged in the 5.2%-6.25% in "developed" markets**
  - Management themselves are targeting acquisitions in the 7.0-7.5% Cap Rate in Poland **(secondary market)**
  - UBM Development AG sold the Magna Logistics/Operating Centre in Graz, Austria for €17MM **(€105 PSF)** – 15-yr lease

ACROSS THE MARKETS THAT GRANITE OPERATES IN, INDUSTRIAL CAP RATES ARE CLOSER TO 6.50% OR LOWER

Our Perspective On Valuation
View On Entity Value – NAV Buildup

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

BLENDED CAP RATE APPROACH: Sub 6.75% Blended Cap Rate Portfolio Under Any Circumstance

NAV Calculation (December 31, 2016 B/S)	LOW	HIGH
Cap Rate	6.75%	6.25%
2016 Adj. NOI*	$222	$222
Property Portfolio Value	$3,289	$3,552
Vacant & Development	52	52
Total IPP and Property Assets	$3,341	$3,604
Working Capital & Other	(52)	(52)
Non-Controlling Interest	(2)	(2)
Cash	246	246
Debt	(650)	(650)
U.S. Acquisition Costs	(72)	(72)
Equity NAV	$2,811	$3,074
Stapled Units Outstanding	47.12	47.12
DSU's / SUP's Outstanding	0.23	0.23
Total	47.35	47.35
NAV / Unit	$59.37	$64.93

- Low-end NAV assumes the following cap rates:
  - Canada: **6.25%** United States: **7.00%**
  - Austria: **7.50%*** Other Europe: **8.25%**
  - Germany: **6.00%** Netherlands: **6.25%**

* Used 7.50% in Austria to account for the large SPP exposure

- **We believe the market has it wrong**
  - 6.25% to 6.75% blended cap rate in the private market
  - PIRET trading at 5.9% cap rate currently
  - Magna is global behemoth (**"A" rated credit**)
  - Recent Magna lease extensions have created significant value (especially at the SPPs)
- **GTA portfolio would be highly sought after**
  - A number of assets would trade sub 6.00%
- **10.7 year weighted average lease term on SPP portfolio provides Magna credit arbitrage opportunity**
  - We would explore strategic sale of one special purpose asset to demonstrate value
- **Need to educate market on private market fundamentals and quality of Magna credit**
- **Other REITs with lower-rated single tenant concentration trade even tighter than this range**

FAIR VALUE FOR GRANITE IS CLOSER TO $60+ PER UNIT

Our Perspective On Valuation
View On Entity Value – NAV Buildup

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

SPP/GEOGRAPHY SEGMENTED APPROACH: Another Path to $60+ Per Unit

NAV Calculation (December 31, 2016 B/S)				**LOW END**
Segmented	**NOI**	**Cap Rate**	**PSF**	**Value**
SPECIAL PURPOSE*	$114	7.08%	$122	**$1,614**
CANADA	$33	6.25%	$111	**525**
U.S.	$41	6.50%	$108	**636**
AUSTRIA	$7	6.75%	$66	**97**
GERMANY	$13	6.25%	$104	**214**
NETHERLANDS	$9	6.25%	$104	**150**
OTHER	$4	8.25%	$74	**52**
Total	**$222**	**6.75%**	**$112**	**$3,289**
Vacant & Development				52
Working Capital & Other				(52)
Non-Controlling Interest				(2)
Cash				246
Debt				(650)
U.S. Acquisition Costs				(72)
Equity NAV				**$2,811**
Stapled Units Outstanding - Diluted				47.35
NAV / Unit				**$59.37**

- **Low-end SPP value of $1.6B**
  - $1.54B (NPV to lease-expiry + $30 PSF residual value)
    - Assumes Magna vacates every SPP property after renewing the 2 Graz leases in 2024
  - $72MM SPP acquisition in January 2017
- **Cap rates on other non-SPP properties as follows:**
  - Canada = 6.25%,
  - United States = 6.50%
  - Austria = 6.75%
  - Germany = 6.25%,
  - Netherlands: 6.25%
  - Other Europe: 8.25%
- **We believe these cap rates are still conservative in light of current private market valuation fundamentals**
- **$112 CAD PSF value at ~$60 / unit is still cheap today**
  - U.S. portfolio value of US$79 PSF

A SEGMENTED APPROACH BY SSP & GEOGRAPHY ALSO GETS YOU CLOSE TO $60+ PER UNIT

Our Perspective On Valuation

View On Entity Value - A "Public Market" Approach

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

PUBLIC MARKET PATH TO $60+ PER UNIT – Actionable Steps Available to a Board Focused on Action

Comparables	Market Cap.	Equity Yield	P / AFFO 2017	P / AFFO 2018	AFFO CAGR	Net Debt / EV	Implied Cap.
Dream Industrial REIT	$667	8.2%	10.2x	10.0x	3.7%	56%	7.5%
Pure Industrial REIT	**$1,750**	**4.8%**	**15.8x**	**15.1x**	**9.3%**	**37%**	**5.9%**
WPT Industrial REIT (US$)	**$540**	**5.8%**	**15.2x**	**14.0x**	**5.3%**	**38%**	**6.6%**
Canadian Peer Average		**6.3%**	**13.7x**	**13.1x**	**6.1%**	**44%**	**6.7%**
Terreno	$1,497	2.6%	27.9x	25.6x	18.6%	21%	4.8%
Rexford Industrial	$1,711	2.3%	26.5x	23.9x	9.2%	22%	4.7%
STAG Industrial	$2,113	5.3%	15.7x	14.8x	6.7%	31%	6.5%
Eastgroup	$2,603	3.1%	19.8x	18.8x	2.2%	30%	5.7%
First Industrial	$3,433	3.0%	19.7x	18.5x	2.7%	28%	6.5%
Prologis Inc	$28,978	3.2%	20.2x	19.2x	5.1%	25%	5.5%
Duke Realty Corp	$9,941	2.8%	21.9x	20.3x	6.1%	23%	5.3%
American Peer Average		**3.2%**	**21.7x**	**20.2x**	**7.2%**	**25%**	**5.6%**
Granite REIT	**$2,300**	**5.4%**	**14.7x**	**14.0x**	**4.7%**	**17%**	**8.0%**
Granite REIT - G&A Adj.	**$2,300**	**5.4%**	**13.8x**	**13.2x**	**7.8%**	**17%**	**8.0%**

- **GRT is currently trading at 14.7x 2017E AFFO multiple**

Source: Thomson Reuters, Public Disclosure, Analyst Research

- **GRT is trading at a discount to best CAD industrial "peers" and every U.S. comp**
  - 8.0% implied cap rate well above CAD/U.S. peers
- **Proforma unit price of $60.33 if you simply apply a 14.0x multiple to AFFO contribution from our forecasted G&A savings and 100% debt financed new acquisitions**

1.	**Last Trade**		**$48.57**
2.	G&A Savings	=	$2.94
	- *$10MM of G&A*		
	- *Adds $0.21 to AFFO per unit*		
	- *@ 14.0x multiple*		
3.	Accretive Acquisitions	=	$8.82
	- *$1B of Acquisitions*		
	- *6.50% acquisition cap rate*		
	- *Adds $0.63 to AFFO per unit*		
	- *Assume 14.0x multiple*		
4.	**Proforma Unit Price**	=	**$60.33**

SIMPLY ADDRESSING G&A & UTILIZING B/S CAPACITY ALSO DRIVES UNIT PRICE CLOSER TO $60+ PER UNIT

Our Perspective On Valuation
Analyst Perspectives

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

The Analyst Community Also Acknowledges Significant Room For Valuation Expansion if Action is Taken

	Target	NAV	Applied Cap Rate	Implied Cap Rate	Commentary
Scotiabank	$48.00	**$45.50**	8.0%	8.0%	*"….deal flow seems set to rise, with the next acquisition potentially providing the catalyst for the next leg up…. Still, **with no deals in advanced stages, we believe pulling the trigger is paramount to building investor confidence** in the ability to execute."*
Desjardins Capital Markets	$46.50	**$45.80**	8.0%	8.0%	*"…several attributes to GRT, incl. (1) its geographic presence in CAN, the US and EUR, (2) strong profile of its largest tenant, Magna, and (3) **financial leverage that is substantially lower than the range for most Canadian REITs**. On the other hand, we are concerned that the NOI profile of the existing portfolio could be subject to further erosion..moreover, **mgmt has not yet established a solid track record on the capital deployment front.**"*
TD	$45.00	**$43.30**	8.3%	8.0%	*"With Granite's cash flow visibility further enhanced (following the 15-property lease renewal announced in October) and liquidity improved, we are increasingly confident that management **will execute on new third-party acquisitions to slowly lever-up the balance sheet and enhance overall growth and diversification….**"*
BMO Capital Markets	$47.50	**$47.50**	8.0%	8.5%	*"We maintain our Market Perform rating and $47.50 price target on Granite. Considering the REIT's cash-flow quality, we think **there is room for valuation expansion, but this will be dependent on further FFO/AFFO growth through acquisitions and development completions.** GRT can buy > $1B of property without issuing equity."*
RBC Capital Markets	$46.00	**$47.00**	7.9%	8.0%	*"Thematically, GRT **still seeks to deploy capital into: 1) individual, portfolio or corporate acq'ns (with the goal of adding geographic and tenant diversification**, and to the extent possible, capitalizing market disruptions or cyclical downturns); and, 2) joint-venture (acq'ns or dev'ts) with strong local-market partners."*
CANACCORD Genuity	$48.00	**$50.07**	7.5%	8.0%	*"Given GRT's low leverage, **there is significant capacity on the REIT's balance sheet** to complete accretive acquisitions. We estimate that GRT can acquire more than $1.0B of assets before exceeding target leverage of 45%. The recent Magna lease extensions have materially improved stability of cash flow and should allow GRT to increase focus on external growth. **As management executes on its strategy, we expect a stronger pace of FFO per unit growth.** We rate Granite REIT's units a BUY."*

Source: Most recent analyst report on GRT prior to filing the 13D

F. Governance Challenges

Governance Challenges
Granite's Board Is Now Preaching Patience

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

After years of announcing long term plans and then failing to execute, management & the Board are now preaching patience.....we believe investors clearly understand the inherent contradiction of advocating inaction and patience while managing a primarily single tenant, triple net lease portfolio with the highest G&A and Board compensation in the Canadian REIT sector

There is a difference between a quality Board and a quality Board focused on action:

- Current Board has limited principal side real estate experience
- Implemented a culture of inaction and contradiction, while:
  - Highest Board compensation in the REIT space
  - 5 of the 8 trustees have been on the Board since 2011
- Consistently failed to meet their own stated strategic objectives
  - Committed to increase leverage to 40% to 50% of total capital **(FAIL)**
  - Committed to reduce Magna exposure to <50% **(FAIL)**
  - Committed to reduce G&A as a % of ALP to 8%-10% **(FAIL)**
- Chairman & Vice Chairman have no core real estate experience
  - Recently terminated the very CEO they hired in 2011
- Presided over two "strategic reviews" ($1.2MM of total board fees)
  - Appointed the banker who oversaw the failed 2015 strategic review to the Board
- Appointed CFO as CEO, despite poor track-record on acquisitions and other key objectives
- Have allowed G&A to become 3.5x larger than closest industrial peer

CURRENT LEADERSHIP HAS LIMITED CORE REAL ESTATE EXPERIENCE AND CLEARLY LACKS COST DISCIPLINE

Governance Challenges
…..And Changing Objectives to Fit Actual Results

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

Clear Stated Objective to Grow:

1. "Intend to increase leverage to 40% to 50% of total capital"

   October 2011 Strategic Plan Press Release

2. REIT Analyst: "….you're still targeting leverage in the 40% to 50% range? Is that still accurate?" Granite CEO: "Absolutely."

   Q3/2013 Conference Call

3. "We've put **no cap on how much we'll buy this year**. We want to buy a lot."

   March 2014 Conference Call

Changing Objectives & Defending Inaction:

4. "To get instant FFO, we could invest a C$1 billion in 6 months and our **FFO would go up roughly C$30 million based on a 3% spread**. And C$30 million would be C$0.75. And we would have created zero value. Sure, our FFO would be up, but if you haven't bought things or created things that are worth more than that, and you borrowed for them, you really haven't changed your value. And we want that while managing our FFO to be able to always have one of the safest payout ratios in Canada, and I believe there is only two or three of us at the level we're at on payout ratio. And at the same time, always have an objective to be able to increase the distribution each year, an objective not a guarantee."

   Q4/2014 Conference Call

5. "……certainly my enthusiasm for Granite's prospects in growth and value creation have never been stronger. Execution continues to be the key to unlock value and so with patience. **Investing in real estate is a long-term proposition and best suited for those investors with a similar long-term horizon.** And as a management team, we're focused on just that, long-term value creation."

   Q4/2016 Conference Call

WE ARE CONCERNED WITH A BOARD & MANAGEMENT TEAM THAT TAILORS THE MESSAGE TO FIT ACTUAL RESULTS

Governance Challenges
.....And Concerning Disingenuous Statements

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

An NCIB was instituted on April 20, 2016 – Investors are told on Q3/2016 Conference Call that the Company unfortunately couldn't buy back any Units for various reasons related to blackouts notwithstanding previously stated intention to implement an automatic purchase arrangement

However, on 6 separate occasions in 2016 after the NCIB was put in place, trustees purchased close to 50,000 units in the open market notwithstanding "prohibitive" blackout periods

CEO, Q1/2016 Conference Call (May 5, 2016)
"we believe that buying back our units through an NCIB at appropriate prices is a prudent use of capital. We believe we have ample liquidity and that this initiative will not impact the objectives underlying our long-term strategy. Our intention is to buy through an automatic purchase arrangement to enable buying during any blackout periods."

CEO, Q3/2016 Conference Call (Nov. 3, 2016)
"In April, we implemented a normal course issuer bid. Since that time, it's been difficult for us to act, and we have been largely blacked out for various reasons since its implementation. Still, management continues to believe that buying back [stapled] units at appropriate prices is a prudent use of capital."

CY2016: Apr | May | Jun | Jul | Aug | Sep | Oct | Nov | Dec

NCIB Announced (Apr)

Insider Transactions

Brydon Cruise:
May 12, 2016 (10,000 units)
May 17, 2016 (7,000 units)

Wes Voorheis:
May 13, 2016 (12,500 units)

Brydon Cruise:
Dec. 20, 2016 (8,000 units)

Wes Voorheis:
Dec 20, 2016 (2,400 units)
Dec 21, 2016 (7,600 units)

Company Zero Units Repurchased in 2016

Directors Acquire 47,500 Units

ANOTHER EXAMPLE OF DISINGENUOUS STATEMENTS AND ACTIONS FROM GRANITE'S LEADERSHIP

Governance Challenges
...But Paid ~$8.5MM in Board Comp Since 2011

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

Notwithstanding Continuous Inaction and Contradictions, Granite's Board Compensation is Staggering

- **We are concerned that the Board and particularly the Chairman and Vice Chairman have become everything they have historically rallied against as "champions" of good governance**
- **The Chairman earned $600k in 2015**
  - Includes $315k of base compensation
- **Minimal unit ownership as of December 31, 2016**
  - Trustees, officers and directors own less than100k units (less than 1%)
  - Some have never bought a unit on the open market

	Trustee Compensation					Trustee Ownership[1]	
Circular Filed	*2012*	*2013*	*2014*	*2015*	*2016*	Stapled	Deferred
FYE	**2011**	**2012**	**2013**	**2014**	**2015**	Units	Units
Brody	$172,560	$180,236	$203,000	$179,000	$176,000	–	14,600
Dey	202,725	263,013	251,000	251,000	245,000	–	25,906
Gilbertson	192,560	215,036	258,500	236,000	234,500	–	21,200
Miller	190,060	230,196	260,000	269,000	257,000	4,500	13,056
Oran (Did not stand at 2016 AGM)	177,560	209,059	216,500	207,500	195,500	–	–
Voorheis	347,826	359,844	336,000	328,500	315,000	27,500	51,980
Cruise (Director Since 2016)	–	–	–	–	–	45,000	–
Clow (Directors Since 2016)	–	–	–	–	–	–	–
Trustee Compensation	**$1,283,291**	**$1,457,384**	**$1,525,000**	**$1,471,000**	**$1,423,000**	**77,000**	**126,742**
Payments to Directors for Strategic Committee	535,000				675,125		
Trustee Compensation incl. Strategic Committee	**$1,818,291**	**$1,457,384**	**$1,525,000**	**$1,471,000**	**$2,098,125**		

~$8.5MM of Total Comp.

(1) Stapled units based on latest regulartory filings and Sedi as of 4/21/2017. Deferred Units as per 2016 Circular.

BOARD COMPENSATION IS THE HIGHEST IN THE ENTIRE CANADIAN REIT SECTOR – ONLY A $2B MARKET CAP

G. Summary

Summary
Final Thoughts

SANDPIPER GROUP | FRONTFOUR CAPITAL GROUP LLC

- **GRT represents a best-in-class portfolio of highly sought after global industrial assets**
- **However, GRT has been plagued by inaction since its 2011 reorganization**
  - Failure to meet key stated objectives outlined in 2011 strategic plan
  - Excessive G&A load & Board compensation
  - Failure to address sub-optimal capital structure
  - Now trading at a substantial valuation discount for a global industrial portfolio
- **We believe fair value for GRT is closer to $60+ per unit**
  - Multiple paths available to unlocking meaningful value for unitholders
  - However, a change in leadership style and strategic approach is required to achieve this

WE INTEND TO BE A CATALYST FOR POSITIVE CHANGE

Additional Information

SANDPIPER GROUP

FRONTFOUR CAPITAL GROUP LLC

The information contained in this presentation does not and is not meant to constitute a solicitation of a proxy within the meaning of applicable securities laws. Unitholders are not being asked at this time to execute a proxy in favour of any matter in connection with the upcoming joint Annual General Meetings of Granite unitholders and Granite REIT Inc. shareholders to be held on June 15, 2017 (the **"Meeting"**). Notwithstanding the foregoing, FrontFour and Sandpiper (together, the **"Concerned Unitholder Group"**) are voluntarily providing the disclosure required under section 9.2(4) of National Instrument 51-102 – Continuous Disclosure Obligations in accordance with securities laws applicable to public broadcast solicitations. Any solicitation made by the Concerned Unitholder Group in advance of the Meeting is, or will be, as applicable, made by the Concerned Unitholder Group, and not by or on behalf of the management of Granite. All costs incurred for any solicitation will be borne by the Concerned Unitholder Group, provided that, subject to applicable law, the Concerned Unitholder Group may seek reimbursement from Granite of the Concerned Unitholder Group's out-of-pocket expenses, including proxy solicitation expenses and legal fees, incurred in connection with a successful reconstitution of the board of trustees of Granite and the board of directors of Granite REIT Inc. Proxies may be solicited by the Concerned Unitholder Group pursuant to an information circular sent to unitholders after which solicitations may be made by or on behalf of the Concerned Unitholder Group, by mail, telephone, fax, email or other electronic means as well as by newspaper or other media advertising, and in person by directors, officers and employees of the Concerned Unitholder Group, who will not be specifically remunerated therefor. The Concerned Unitholder Group may also solicit proxies in reliance upon the public broadcast exemption to the solicitation requirements under applicable Canadian corporate and securities laws, including through press releases, speeches or publications, and by any other manner permitted under applicable Canadian laws. The Concerned Unitholder Group may engage the services of one or more agents and authorize other persons to assist in soliciting proxies on behalf of the Concerned Unitholder Group. The Concerned Unitholder Group has retained Kingsdale Advisors (Kingsdale) to assist the Concerned Unitholder Group in soliciting unitholders should the Concerned Unitholder Group commence a formal solicitation of proxies. Kingsdale's responsibilities will principally include advising the Concerned Unitholder Group on governance best practices, where applicable, liaising with proxy advisory firms, developing and implementing unitholder communication and engagement strategies, and advising with respect to meeting and proxy protocol. Kingsdale would receive a fee in the range of $150,000, plus disbursements and a telephone call fee. Once the Concerned Unitholder Group has commenced a formal solicitation of proxies in connection with the Meeting, proxies may be revoked by instrument in writing by the unitholder giving the proxy or by its duly authorized officer or attorney, or in any other manner permitted by law, the declaration of trust of Granite and the articles of Granite REIT Inc. None of the Concerned Unitholder Group or, to its knowledge, any of its associates or affiliates, has any material interest, direct or indirect, (i) in any transaction since the beginning of Granite's most recently completed financial year or in any proposed transaction that has materially affected or would materially affect Granite, Granite REIT Inc. or any of its subsidiaries; or (ii) by way of beneficial ownership of securities or otherwise, in any matter proposed to be acted on at the Meeting, other than the election of trustees and directors to the board of Granite and the board of Granite REIT Inc., respectively. Granite and Granite REIT Inc.'s principal office address is 77 King Street West, Suite 4010, P.O. Box 159, Toronto-Dominion Centre, Toronto, Ontario M5K 1H1.